S T O C K  A P P R E C I A T I O N  R I G H T S  A G R E E M E N T

Non-transferable
G R A N T  T O

_____________________________
(“Grantee”)

by Journal Communications, Inc. (the “Company”) of Stock Appreciation Rights with respect to

[______________________________]

shares of its Class B Common Stock, $0.01 par value (the “SARs”), having a base value of $____ per share (the “Base Value”)

pursuant to and subject to the provisions of the Journal Communications, Inc. 2003 Equity Incentive Plan, as amended (the “Plan”), and to the terms and conditions set forth on the following page (the “Terms and Conditions”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the SARs shall vest (become exercisable) in accordance with the following schedule:

Years of Service	Percent of SARs Vested
after Date of Grant

        IN WITNESS WHEREOF, Journal Communications, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Date of Grant.

JOURNAL COMMUNICATIONS, INC.

By:___________________________________________________	Grantee:___________________________________________________
Grant Date:_________________________________________________

2003 Equity Incentive Plan SAR

TERMS AND CONDITIONS

1.    Base Value and Benefit. The Base Value of each SAR is equal to the Fair Market Value of a share of Class B Common Stock on the Date of Grant. Each SAR entitles Grantee to receive from the Company upon the exercise of the SAR an amount, payable in shares of Class B Common Stock, equal to the excess, if any, of (a) the Fair Market Value of one share of Class B Common Stock on the date of exercise, over (b) the Base Value per share.

2.    Vesting of SARs. The SARs shall vest (become exercisable) in accordance with the schedule shown on the cover page of this Agreement. Notwithstanding the vesting schedule, upon Grantee’s death or Disability, or upon a Change in Control, all SARs shall become fully vested and exercisable.

3.    Term of SARs and Limitations on Right to Exercise. The term of the SARs is a period of ten years, expiring at 5:00 p.m., Central Time, on the tenth anniversary of the Date of Grant (the “Expiration Date”). To the extent not previously exercised, the SARs will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

    (a)        Six months after the termination of Grantee’s service for any reason other than (i) for Cause, (ii) by reason of Grantee’s death, Disability, or Retirement, or (iii) following a Change in Control.

    (b)        Twelve months after the date of the termination of Grantee’s service by reason of (i) Disability, or (ii) for any reason other than Cause or Retirement following a Change in Control.

    (c)        Twelve months after the date of Grantee’s death, if Grantee dies while employed, or during the six-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the SARs otherwise lapse. Upon Grantee’s death, the SARs may be exercised by Grantee’s beneficiary designated pursuant to the Plan.

    (d)        5:00 p.m., Central Time, on the Expiration Date in the case of Grantee’s Retirement.

    (e)        5:00 p.m., Central Time, on the date of the termination of Grantee’s service if such termination is for Cause.

If Grantee returns to service with the Company during the designated post-termination exercise period, then Grantee shall be restored to the status Grantee held prior to such termination but no vesting credit will be earned for any period Grantee was not providing services to the Company. If Grantee or his or her beneficiary exercises an SAR after termination of service, the SARs may be exercised only with respect to the SARs that were otherwise vested on Grantee’s termination of service.

4.    Exercise of SAR. The SARs shall be exercised by written notice directed to the Chief Accounting Officer of the Company or his or her designee at the address and in the form specified by the Company from time to time. If the person exercising a SAR is not Grantee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the SAR.

5.    Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the SARs. The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the SAR shares of Class B Common Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

6.    Limitation of Rights. The SARs do not confer to Grantee or Grantee’s beneficiary designated pursuant to Paragraph 5 any rights of a shareholder of the Company unless and until shares of Class B Common Stock are in fact issued to such person in connection with the exercise of the SARs. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company or any Affiliate.

7.    Restrictions on Transfer and Pledge. The SARs are transferable by Grantee pursuant to the laws of descent and distribution upon Grantee’s death or, during Grantee’s lifetime, to permissible transferees as defined in Section 11 of the Plan. The SARs may be exercised during the lifetime of Grantee only by Grantee or any permitted transferee.

8.    Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the shares of Class B Common Stock covered by the SARs upon any national securities exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the SARs, the SARs may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.    Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

10.    Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

11.    Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: Journal Communications, Inc., 333 West State Street, Milwaukee, Wisconsin, 83203, Attn: Chief Accounting Officer, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.